UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) ofThe
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2005

SAXON CAPITAL, INC.
(Exact name of registrant as specified in its charter)

_________________

Maryland	001-32447	30-0228584
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4860 Cox Road, Suite 300 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

        Registrant’s telephone number, including area code (804) 967-7400

Formerly Saxon REIT, Inc.

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements

On April 19, 2005, the Compensation Committee recommended, and the Board approved and set, the specific performance goals that will be used to determine the amount of cash bonuses that may be paid to Saxon's executive officers for fiscal year 2005, including: Michael L. Sawyer, Chief Executive Officer and President; Robert B. Eastep, Executive Vice President and Chief Financial Officer; Bradley D. Adams, Executive Vice President, Capital Markets; David D. Dill, Executive Vice President of Servicing and President of Saxon Mortgage Services, Inc.; James V. Smith, Executive Vice President of Production and President of Saxon Mortgage, Inc. and America's MoneyLine, Inc.; Mark D. Rogers, Senior Vice President and Corporate Strategies Director; and Richard D. Shepherd, Executive Vice President, General Counsel and Secretary. The target bonus amounts of each of these executives are equal to 100% of their respective base salaries. The maximum bonus amounts of Messrs. Sawyer and Dill are equal to 200% of their respective base salaries. The maximum bonus amounts of Messrs. Eastep, Adams, Rogers, Shepherd and Smith are equal to 150% of their respective base salaries. The specific performance goals applicable to each executive officer's cash bonus and the percentage of the cash bonus determined by each component are set forth in the following table:

	Saxon Capital, Inc. Net Income Goal	Return on Average Equity	Return on Average Assets	Adherence to Cost Control Targets	Delinquency / Loss Severity	Individual Management Objectives
Sawyer	50%	25%	15%	10%	-	-
Eastep	50%	15%	5%	30%	-	-
Adams	50%	15%	30%	5%	-	-
Dill	50%	-	-	25%	25%	-
Smith	50%	-	-	30%	-	20%
Rogers	50%	-	-	20%	-	30%
Shepherd	50%	-	-	20%	-	30%

Signature

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAXON CAPITAL, INC. By: /s/Robert B. Eastep —————————————— Robert B. Eastep Executive Vice President, Chief Financial Officer

Date: April 22, 2005